Exhibit 10.1

MCEWEN MINING INC.

AND

Colin Sutherland

OFFER OF EMPLOYMENT AGREEMENT

Dated November 27, 2015

CONFIDENTIAL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made the 27th day of November 2015, between McEwen Mining Inc., a Colorado corporation (the “Employer”) and Colin Sutherland (the “Employee”) (the “Agreement”). In consideration of the mutual covenants contained in this Agreement, the sufficiency of which are expressly acknowledged, the Employer and the Employee agree as follows:

INTERPRETATIONS

“Significant Change in Circumstances” means:

A) Change of Control;

B) a substantial and detrimental change:

1) To the Employee’s remuneration, position, location or other terms and conditions of employment without his agreement;

2) By the Company to the Employee’s status within the Company without his agreement; or

3) To the contractual benefits to which the Employee is entitled under this Agreement without appropriate compensation or without his agreement.

4) Rob McEwen ceasing to be CEO or Executive Chairman of the Board of Directors.

ARTICLE 1

TERM OF EMPLOYMENT

1.1                               Employment.  Effective with the date of this Agreement, the Employer agrees to employ the Employee and the Employee agrees to be employed by the Employer upon the terms and conditions hereinafter set forth.

1.2                               Term.  The employment of the Employee by the Employer as provided herein shall commence on December 30, 2015 (the “Commencement Date”) and shall continue until the Agreement is terminated in accordance with Article 4 herein.

1.3                               Place of Performance.  In connection with the Employee’s employment by the Employer, the Employee shall be based out of Toronto, Canada except for required travel on the Employer’s business to an extent reasonable and necessary for the performance of the duties of the Employee. The Employee acknowledges that in connection with the Employee’s employment, travel to Mexico may be required and that such travel entails certain risks.

1.4                               Non-Solicitation.  Employee shall not, during the term of this Agreement and for a period of eighteen (18) months following the termination of this Agreement for any reason, on his own behalf or on behalf of or in connection with any other person or entity, without the prior written consent of the Employer, directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person or entity, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from the employment or engagement of the Employer, any individual who is employed or engaged by the Employer.

ARTICLE 2

DUTIES OF THE EMPLOYEE

2.1                               Duties.  The Employee shall be employed with the title of President and shall be subject to the general direction and control of, and shall report to the CEO, Rob McEwen. The Employee shall have such duties as are customarily performed by the President (as listed below) plus senior responsibility for our operations.

Description of Responsibilities for the

President for McEwen Mining Inc.

Specific Responsibilities

The President shall have the following specific responsibilities set out below and Achieve the KPIs set out in Appendix A.

Operational & Financial Strategy and Policy

The President shall:

1.              Establish and implement operational and financial strategies and policies that are consistent with the vision and values and over-all corporate strategies of the Company as determined by the CEO and approved by the Board.

2.              Develop and implement the Company’s strategies, procedures and processes with respect to our mining operations, exploration, financial management, taxation, treasury matters (including gold and silver sales), capital and debt raising, business planning, budgeting, compliance and reporting.

3.              Coordinate and manage the creation, implementation and communication of short and long range financial budgeting and planning, objectives, policies and operating procedures.

4.              Develop tools and systems to provide critical financial and operational information to the CEO and senior management and make actionable recommendations to both strategy and operations.

5.              Ensure the hiring and retention of appropriate staff, and leading and managing such staff, to meet the financial and operational requirements of the Company and facilitate the achievement of the Company’s financial strategies and objectives.

6.              Provide leadership in assessing potential mergers and acquisition targets including due diligence review and co-ordination of regulatory strategies.

Compliance, Governance and Risk Management

1.              Ensure compliance with all reporting, accounting and audit requirements applicable to the Company, including under applicable law and under guidelines and policies adopted by securities regulators and stock exchanges that are applicable to the Company (US and Canadian regulators and exchanges). Also, ensure the company and its employees are compliance all Health & Safety, Environmental, Foreign & Corrupt Practices and in addition to following Good & Prudent Management practices;

2.              Assume overall responsibility for operations, for exploration and for preparation of financial reports including financial statements, MD&A, and other relevant reports for quarterly and annual reporting.

3.              Together with the CEO and other senior management of the Company, as appropriate, establish, maintain and ensure the implementation of the Company’s disclosure controls and procedures, internal controls over financial reporting, and processes for the certification of the public disclosure documents required under applicable law and under guidelines and policies adopted by securities regulators and stock exchanges that are applicable to the Company.

4.              Ensure that:

a)             Appropriate budgeting, internal controls and reporting and disclosure systems are established and maintained to provide accurate and complete financial reporting for management purposes and to ensure that reporting to the Board, investors and regulators is of the highest quality and integrity;

b)             Effective systems are in place to identify and manage business risks and that such risks are within acceptable levels; and

c)              Together with General Counsel, ensure socially responsible and ethical behaviour of the Company and its employees including compliance with the Foreign Corrupt Practices Act and other relevant standards

5.              Provide support, recommendations, and guidance to the Internal Audit function which reports to the Audit Committee.

External Relationship Management

1.              As requested by the CEO, serve as a Company spokesperson, and communicate and promote positive relationships with investors, customers and external stakeholders, including financial institutions, investment bankers, auditors, taxation regulators, government representatives, legislators, and other advisors and authorities as appropriate

2.              Together with the CEO and other senior management, as appropriate, oversee the development for consideration and approval by the Board of policies regarding the Company’s public disclosure.

Board Relations

1.              Meet with the Board, the Audit Committee and any other Board Committee as required and provide to the Board (or the relevant Board Committee) recommendations and all information and access to senior management and advisors to the Company as necessary to permit the Board or relevant Board Committee to fulfill its legal obligations on a timely basis.

•                  You will be our senior management team member and report to the CEO. Your responsibilities will cover a wide spectrum of activities, operations, exploration and financial, with the objective of growing our share value and share price. The above list of responsibilities should not be considered as inclusive because we are a small, growing, entrepreneurial company that will have many unanticipated new tasks for our senior management team to assume.

2.2                               Extent of Duties.  The Employee shall devote substantially his full time, best efforts, attention and energies to the business of the Employer.  During the term of this Agreement, the Employee shall not be employed with or provide services to any person, firm or entity other than the Employer; provided, however, that Employee may participate in charitable, civic and benevolent organizations and provided further that the Employee may participate in investments for his own account or for the account of entities in which he has an interest so long as none of these endeavors interfere with his obligations to the Employer.

2.3                               Disclosure of Information. The Employee acknowledges that all records, data, materials and information and copies thereof and all information relating to any properties, procedures, suppliers, services, personnel, policies and practice, cost and expense structure, business, prospects and business/organizational opportunities and plans of the Employer and all financial information and other information or disclosure relating to the business and affairs of the Employer (all of which are hereinafter collectively called the “Confidential Information”) disclosed to, obtained or acquired by the Employee, is and shall remain the exclusive property of the Employer, the disclosure of which may be highly detrimental to the best interests of the Employer.  Therefore, the Employee agrees that:

(i)                                     The Employee will hold in strictest confidence and not disclose, reproduce, publish or use in any manner during his employment or at any time after termination for any reason, without the express authorization of the Employer, any Confidential Information, except as such disclosure or use may be required in connection with the Employee’s work for the Employer.

(ii)                                  Upon request or upon the date of termination of the Employee’s employment, the Employee will deliver to the Employer, and not retain or deliver to anyone else, any and all Confidential Information and all notes, memoranda, documents and in general, any and all materials, electronic or written, and any and all material or property relating to the Employer’s business.

2.3.2                     In the event of a breach or threatened breach by the Employee of the provisions of this Article 2.3, the Employer shall be entitled to a restraining order or an injunction (i) restraining the Employee from disclosing, in whole or in part, any Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that the Employee deliver to the Employer all Confidential Information, documents, notes, memoranda and any and all discoveries or other material upon termination of the Employee’s employment with the Employer.  Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.  The Employee’s obligations in this Article 2.3 shall survive the termination of the Employee’s employment with the Employer, howsoever caused.

ARTICLE 3

COMPENSATION OF THE EMPLOYEE

3.1                               Salary and Perquisites.  (a) For his services under this Agreement, the Employee shall be entitled to receive a base salary at the rate of Cdn. $300,000 per annum; (b) the base salary provided shall be paid in equal semi-monthly installments in accordance with the Employer’s normal practices; (c) the Employee shall also be entitled to an initial grant of 400,000 stock options in the Employer stock but only after the Employee has shown proof of purchase of US$500,000 worth of the Employer stock. This purchase is expected to occur before joining the company on December 30, 2015. Assuming the purchase is made prior to commencing employment, the grant of stock options will be to be issued on December 30, 2015, the commencement of employment, and priced at US$1.02 or higher based on the closing price on December 30, 2015.

The options shall be subject to all the terms and conditions of the Employers Equity Incentive Plan; (d) the Employee shall also be entitled to participate in any other compensation and perquisite plans provided by the Employer to Employee employees of the Employer, subject to the applicable terms of such compensation and perquisite plan as are determined in the sole discretion of the Employer in relation to the Employee; and (e) Employer shall make and remit all required withholding and employment taxes on any compensation paid or payable to Employee hereunder.

3.2                               Performance Bonus.  The Employee shall be entitled to an annual Performance Bonus of C$100,000 or greater, subject to achieving the KPI’s as set out in Appendix A and at the discretion of the CEO and Board of Directors.  The Performance Bonus shall be paid within 45 days of the completion of the Performance Bonus Year.  In the event of termination as per Article 4.1.3, the Employee shall receive the pro rata amount of the Performance Bonus for the Year in which the Termination Date arises.

3.3                               Vacation and Public Holidays.  The Employee shall be entitled to twenty-one (21) days of paid vacation per year of employment (accrued on a monthly basis) provided that the Employee shall schedule such vacation time with the agreement of the CEO and shall use his best efforts to schedule such vacation time so as not to substantially interfere with the Employer’s business. Vacation not used in any calendar year shall be deemed surrendered and shall have no monetary value.  Any vacation not taken by such date shall be forfeited subject to the requirements of the Ontario Employment Standards Act.  The Employee shall also be entitled to take all paid public holidays customarily extended by the Employer to Employee employees of the Employer. Notwithstanding, Vacation days accrued in any given year may be carried over only into the following year with the written permission of the CEO. In the event the Company implements a vacation policy or similar, such policy shall supersede the terms of this Agreement.

3.4                               Medical, Health and Dental Insurance Coverage.  The Employer shall provide medical, health and dental insurance coverage to the Employee and (as applicable) his spouse or partner, and children under the age of 21, with coverage generally consistent with that extended by the Employer to other Employee employees of the Employer.  Such coverage shall be subject to the conditions set out in the applicable plans and/or insurance contracts.

3.5                               Professional Fees and Courses.  The Employer will reimburse the Employee for the full cost of dues and fees associated with maintaining Employee’s professional accounting designation.  Courses will be approved by the CEO, and not exceed $1,000 per annum.

3.6                               Expense Reimbursement. The Employee shall be entitled to prompt reimbursement for all reasonable and allocable expenses incurred by the Employee in the performance of his duties hereunder. The Employee shall provide the Employer with proper receipts and substantiation for such expenses.  The Employer shall advance reasonable estimates of such expenses upon request of the Employee.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1                               TERMINATION.  This Agreement and the Employee’s employment hereunder may be terminated only as follows:

4.1.1                     Death.  This Agreement shall automatically terminate upon the death of the Employee during the term of this Agreement.  In such event, the Employer shall pay to the Employee’s estate (i) any unpaid wages earned by the Employee to the date of his death, and (ii) any accrued and unpaid vacation pay earned by the Employee during the same calendar year. Upon payment of such amounts, the Employer shall have no further obligations to the Employee.

4.1.2                     Termination by the Employer for Cause.  The Employer may terminate the Employee’s employment hereunder at any time without notice for “Cause.”  For purposes of this Agreement, “Cause” shall mean: (1) the willful and continued failure by the Employee substantially to perform his duties hereunder (other than any such failure resulting from the Employee’s permanent disability as defined in Article 4.1.2 herein), (2) the willful engaging by the Employee in misconduct which is materially injurious to the Employer, other than business decisions made in good faith; (3) the willful violation by the Employee of the provisions of this Agreement, (4) dishonesty of the Employee, or (5) the Employee’s commission of an offence under criminal or quasi criminal legislation. In the event of a termination for Cause, the Employer shall pay to the Employee any unpaid wages earned by the Employee to the date of his termination and any accrued and unpaid vacation pay earned by the Employee during the same calendar year. The Employer shall have no further obligations to the Employee.

4.1.3                     Termination by the Employer Without Cause. Notwithstanding anything else in this Agreement, the Employer may terminate the Employee’s employment without just cause, by providing six months of Employee’s base salary, in lieu of notice which for certainty shall be inclusive of the notice required by the Employment Standards Act, 2000 and/or pay in lieu of such notice, or severance pay (if any) owing under the Employment Standards Act, 2000. During this in lieu of notice period your benefits will continue to the extent allowable under their respective plans. You agree that such notice is reasonable and that no further notice is owing. The Employer guarantees that you will receive all amounts owing to you under the Employment Standards Act, 2000.

The Employee agrees that any payment above and beyond such payment required under the Employment Standards Act, 2000 is being accepted by the Employee in full and final settlement of any and all actions, causes of actions, suits, claims, demands and entitlements whatsoever which the Employee has or may have against the Employer, its affiliates and any of their respective directors, officers, employees, successors and assigns arising out the Employee’s hiring, employment and the termination of Employee’s employment or this Agreement.

4.1.4.                  Other Termination by the Employee.  The Employee may terminate this Agreement by providing at least 30 days’ prior written notice to the Employer.  Subject to the requirements of the Employment Standards Act, 2000, the Employer may in its discretion waive all or part of such period of notice.  In the event of such termination of employment, the Employer shall pay to the Employee any unpaid wages earned by the Employee to the date of termination plus any accrued and unpaid vacation pay earned by the Employee during the same calendar year.

4.1.5                     Transition Duties.  Upon termination of Employment in accordance with this Section 4, the Employee agrees to provide reasonable transitional assistance to the Employer.  The Employer agrees that a reasonable consulting fee should be paid to the Employee in this regard.

4.1.5                     Notice of Termination to be in Writing.  Any termination of the Employee’s employment by the Employer or by the Employee shall be communicated by written notice of termination to the other party.

ARTICLE 5

SIGNIFICANT CHANGE OF CIRCUMSTANCES

5.1                               If a Significant Change in Circumstances occurs, and within 6 months following the date the Significant Change in Circumstances takes effect, the Employee serves notice to terminate his employment in accordance with Article 4.1.4 of this Agreement or if the Significant Change in Circumstances constitutes a repudiatory breach of this

Agreement by the Company and the Employee terminates his employment summarily within that period, in either case directly in connection with the Significant Change in Circumstances, the Company shall pay the Agreed Severance Sum (calculated in accordance with Article 5.3 below) to the Employee within one month of the Termination Date.

5.2                               If the Employee’s employment by the Company is terminated on the grounds of redundancy or if a Significant Change in Circumstances occurs and, within 6 months following the date on which the Significant Change in Circumstances takes effect, the Company gives notice to terminate, or terminates the Employee’s employment, the Company shall pay the Agreed Severance Sum (calculated in accordance with Article 5.3 below) to the Employee within one month of the Termination Date.

5.3                               The Agreed Severance Sum shall be the aggregate of the following sums:

5.3.1                     an amount equal to two times the gross salary and bonus the Employee received in the 12 month period preceding the Termination Date;

ARTICLE 6

GENERAL PROVISIONS

6.1                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada in force therein.

6.2                               Entire Agreement. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the employment of the Employee by the Employer.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or proxies not contained in this Agreement shall be valid or binding.

6.3                               Assignment.  The Employee may not assign his rights and obligations under this Agreement to any person or entity except with the express consent in writing of the Employer. The Employer may assign its rights and obligations under this Agreement to any affiliate of the Employer or successor to the Employer’s business by providing notice of such assignment in writing to the Employee.

6.4                               Notices.  For purposes of this Agreement, notices, demands and all other communications provided for or required by this Agreement shall be in writing and shall be deemed to have been duly given and effective immediately when delivered personally or three days following delivery by registered mail, return receipt requested, postage prepaid, or immediately following delivery fax or e-mail with receipt confirmation followed by mail delivery, addressed as follows:

If to the Employee:	Colin Sutherland
Email: cpsutherland@gmail.com

If to the Employer:	McEwen Mining Inc.
181 Bay Street, Suite 4750
Bay Wellington Tower
Toronto, Ontario M5J 2T3
Attention: General Counsel
Fax: 647 258 0408
Email: notice@mcewenmining.com

or such other address as either party may have furnished to the other in writing in accordance herewith.

6.5                               Severability.  If any court of competent jurisdiction renders any provision of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision of this Agreement.

6.6                               Section Headings.  The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

6.7                               Amendments.  This Agreement may be amended only by written agreement signed by both the Employer and the Employee.

6.8                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument.  This Agreement shall become effective when an original or copy thereof bears the signatures of both parties hereto.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart instrument.

6.9                               Arbitration.  The Employer and the Employee agree that any issue or dispute arising out of or relating to the application, interpretation, effect or alleged violation of the Agreement shall be finally settled by binding arbitration in the City of Toronto in the Province of Ontario in accordance with the then existing National Arbitration Rules of the ADR Institute of Canada, Inc. and the arbitration award may be entered in any court having jurisdiction thereof. Each party shall pay fifty percent (50%) of all fees and costs of the arbitrator(s) as well as all the fees and costs of its own counsel and witnesses, and all other fees and costs associated with the preparation and presentation of the party’s case, unless the arbitrator(s) decide otherwise.  However, the prevailing party in such arbitration proceeding shall be entitled to reimbursement of its reasonable legal fees and costs by the non-prevailing party, as determined by the arbitrator(s).

Employee agrees that the Employer has advised him that he should obtain independent legal advice in connection with the terms of this Agreement. Employee confirms he has either obtained such advice or chosen not to do so and that he fully understands the terms and conditions set out herein and agrees to be bound by them.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

MCEWEN MINING INC.

By:
Robert R. McEwen

EMPLOYEE:

Colin Sutherland

Witness

Appendix A — Offer of Employment to Colin Sutherland

Key Performance Indicators (KPIs)

Financial

•                  Earlier filing of financial statements (ultimately be 1 of the 1st each year & Q)

•                  Implement new accounting platform (Great Plains) asap

•                  Ready our finance department for project management of El Gallo2&Gold Bar

Operational

•                  Increase metal recoveries & Reduce cost/oz

•                  Exceed Budget by 15% ( to be set after Colin has reviewed the Budget)

•                  Maintain an improving safety record

•                  Employ innovation and technology to improve efficiency of capital employed

•                  Do not consider financing involving royalties or metal streaming

•                  Ensure mine plan flexibility to respond quickly to changes in metal prices

Strategic

•                  Enhance the value & profile of Los Azules preparing for sale

•                  Secure Research coverage

•                  Develop relationships with analysts, brokers, market letter writers

•                  Formulate plans to build profitable and low dilution growth

•                  Examine alternatives to lower Capex & Opex at El Gallo2 & Gold Bar